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                                  EXHIBIT 10.14





                                     AMENDED

                                MANUFACTURING AND

                               PURCHASE AGREEMENT

                                     BETWEEN

                         TEXAS INSTRUMENTS INCORPORATED,

                            ANAM SEMICONDUCTOR, INC.

                                       AND

                             AMKOR TECHNOLOGY, INC.

                            DATED AS OF JULY 1, 2000
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                                TABLE OF CONTENTS

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Article 1.0 Definitions...........................................................      2


Article 2.0 Items and Cooperation to be Supplied by Anam and/or Amkor..............     5

         2.01     Manufacture......................................................     5
         2.02     Costs, Expenses and Fees.........................................     5
         2.03     Qualification Costs..............................................     5
         2.04     Mask Sets........................................................     5
         2.05     TI Mask Set Protection...........................................     6
         2.06     Material Quality Requirements and Equipment Usage................     6

Article 3.0 Specifications, Quality Inspection, Testing and Customer Service.......     6

         3.01     Change to Specifications.........................................     6
         3.02     Specification Change Costs.......................................     6
         3.03     TI Resident Inspector............................................     7
         3.04     TI Customer Right of Inspection..................................     7
         3.05     TI Right to Monitor Production...................................     7
         3.06     Visits and Secrecy Agreement.....................................     7
         3.07     Anam Corrective Actions..........................................     7
         3.08     Cycle Time.......................................................     8
         3.09     Expedited Production.............................................     8
         3.10     Testing..........................................................     8
         3.11     TI Incoming Testing and Inspection...............................     9
         3.12     Conformance to Quality and Reliability Standards; Stop Shipments.    10
         3.13     Security and Destruction of Scrap................................    11
         3.14     Production Holds.................................................    11
         3.15     Wafer Bank.......................................................    11
         3.16     Implementation of Technical Information..........................    12
         3.17     Test Correlation Procedures......................................    12
         3.18     Anam Process Records.............................................    12
         3.19     Obsolete Products................................................    12
         3.20     Performance Metrics..............................................    13

Article 4.0 Manufacturing Changes..................................................    13


Article 5.0 TI Loading Obligations and Option......................................    13

         5.01     Loading Obligations..............................................    13
         5.02     Capacity.........................................................    14
         5.03     Conditions to TI Purchase Obligations............................    14
         5.04     C12 Products.....................................................    14
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                                  (continued)

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Article 6.0 TI Forecasts and Purchase Orders.......................................    15

         6.01     Annual Quantity Projections......................................    15
         6.02     Fixed Loadings...................................................    15
         6.03     Monthly Forecasts................................................    15
         6.04     Daily Loading Requirements and Weekly Forecast...................    16
         6.05     Shipping Instructions............................................    16
         6.06     Further Agreement................................................    16
         6.07     Yield Estimates..................................................    16
         6.08     Unnecessary Variations...........................................    17
         6.09     Purchase Order Process...........................................    17
         6.10     Revisions........................................................    17

Article 7.0 Pricing................................................................    17

         7.01     Pricing..........................................................    17

Article 8.0 Shipping, Payment and Packaging........................................    18

         8.01     Shipments........................................................    18
         8.02     Payment Procedures...............................................    18
         8.03     Delivery.........................................................    20
         8.04     Packing and Shipping Instructions................................    20
         8.05     Return Materials Authorization...................................    21

Article 9.0 Warranties and Liability Limitations...................................    21

         9.01     Product Warranty.................................................    21
         9.02     Product Warranty Remedy..........................................    21
         9.03     Anam and TI Indemnity............................................    22
         9.04     Sole Warranty....................................................    22
         9.05     Warranty Disclaimer..............................................    23
         9.06     Liability Limitation.............................................    23

Article 10.0 Amendment of Certain Prior Agreements.................................    23


Article 11.0 Term..................................................................    24


Article 12.0 Confidentiality.......................................................    24


Article 13.0 Termination and Dispute Resolution....................................    24

         13.01    Termination......................................................    24
         13.02    Resolution of Disputes...........................................    25
         13.03    Cure.............................................................    25
         13.04    Conciliation Process.............................................    25
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                                  (continued)

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         13.05    Remedies, Injunctive and other Equitable Relief..................    26
         13.06    Termination Procedure............................................    26
         13.07    Force Majeure....................................................    26

Article 14.0 Miscellaneous.........................................................    27

         14.01    Annex............................................................    27
         14.02    Severability.....................................................    27
         14.03    Confidentiality of this Agreement................................    27
         14.04    Headings.........................................................    28
         14.05    Waiver...........................................................    28
         14.06    Further Actions..................................................    28
         14.07    Assignment.......................................................    28
         14.08    Amkor-Anam Agreement.............................................    29
         14.09    No Third Party Beneficiaries.....................................    29
         14.10    English..........................................................    29
         14.11    Insurance........................................................    29
         14.12    Integration......................................................    29
         14.13    Notices..........................................................    29
         14.14    Governing Law....................................................    31
         14.15    Remedies.........................................................    31
         14.16    Counterparts.....................................................    31
         14.17    No Conflicts.....................................................    31
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                  AMENDED MANUFACTURING AND PURCHASE AGREEMENT

         This Amended Manufacturing and Purchase Agreement (this "Agreement") dated as of July 1, 2000 (the "Effective Date") is made by and among TEXAS INSTRUMENTS INCORPORATED, a Delaware, U.S.A. corporation, with its principal place of business at 13500 North Central Expressway, Dallas, Texas 75265, U.S.A. ("TI"), ANAM SEMICONDUCTOR, INC. (formerly known as Anam Industrial Co., Ltd.), a corporation of the Republic of Korea, with its principal place of business at Seoul, Republic of Korea ("Anam"), and AMKOR TECHNOLOGY, INC. (formerly known as Amkor Electronics Inc.), a Delaware, U.S.A. corporation, with its principal place of business at 1345 Enterprise Drive, West Chester, Pa 19380 ("Amkor"). TI, Anam and Amkor are hereinafter referred to individually by their respective names or as Party and collectively as Parties.

                                    RECITALS

         WHEREAS, Anam is engaged in the business of, among other things, operating a semiconductor foundry in Korea;

         WHEREAS Amkor is in the business of, among other things contracting with third parties to sell semiconductor wafers and die manufactured by Anam;

         WHEREAS, the Parties desire to implement certain provisions of the Technical Assistance Agreement dated as of January 28, 1997 ("Phase 1 TAA") between TI and Anam the Technical Assistance Agreement dated January 1, 1998 ("Phase 2 TAA"), and the Technical Assistance Agreement of even date herewith (Phase 3 TAA) between TI and Anam for the purchase by TI from Amkor, and the sale by Amkor to TI, of TI Products (as hereinafter defined) to be manufactured by Anam;

         WHEREAS, TI, Anam, and Amkor desire to amend and supersede certain provisions of the Phase 1 TAA and the Manufacturing and Purchase Agreement dated January 1, 1998, related to matters covered by this Agreement; and

         WHEREAS, the Parties desire to address manufacturing requirements, loading, pricing and other purchase-related terms and conditions for Phase 1 Products, Phase 2 Products, and Phase 3 Products;

         WHEREAS, Anam USA, Inc., a Pennsylvania corporation ("AUSA"), is a wholly owned subsidiary of Anam;

         WHEREAS, to obtain sufficient equipment to satisfy the manufacturing obligations under the Phase 2 TAA, Anam caused AUSA (i) to enter into a Master Leasing Agreement, dated as of December 1, 1999, with Citicorp North America, Inc. ("Citicorp"), and (ii) to sell the equipment that is the subject of such Master Leasing Agreement to Anam in that certain Deferred Purchase Agreement, between AUSA and Anam dated December 13, 1999;
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         WHEREAS, to obtain sufficient equipment to satisfy the manufacturing obligations under the Phase 3 TAA, Anam caused AUSA (i) to enter into a Master Leasing Agreement, dated as of July 1, 2000, with CBL Capital Corporation ("CBL"), and (ii) to sell the equipment that is the subject of such Master Leasing Agreement to Anam in that a certain Deferred Purchase Agreement, between AUSA and Anam dated July 1, 2000;

         WHEREAS, TI has, though the Guaranties (as hereinafter defined), guaranteed the performance and obligations of AUSA under the Leasing Agreements (as hereinafter defined);

         NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, the Parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1.0
                                   DEFINITIONS

For purposes of this Agreement, the following words, terms and phrases shall have the meanings assigned to them in this Article 1 unless specifically otherwise stated. Furthermore, any defined term herein shall have a constant meaning regardless of whether it is used in its singular or plural form.

ADVANCED AVAILABLE TECHNOLOGY means, as the context herein requires, "Advanced Available Technology" as defined in the Phase 1 TAA and/or "Advanced Available Technology" as defined in the Phase 2 TAA and/or "Advanced Available Technology" as defined in the Phase 3 TAA.

AUSA means Anam USA, Inc., a Pennsylvania corporation, and its successors and assigns.

CBL means CBL Capital Corporation of Foster City, California, and its successors or assigns.

CITICORP means Citicorp North America, Inc., of Foster City, California, and its successors or assigns.

CUSTOMER QUALIFICATION means that a TI customer has qualified a particular TI Product device manufacturable by Anam hereunder for sale by TI to such customer, as reflected in TI's written notification thereof to Anam.

DEFERRED PURCHASE ARRANGEMENTS means that certain Deferred Purchase Agreement, between AUSA and Anam dated December 13, 1999, and that certain Deferred Purchase Agreement dated July 1, 2000, wherein AUSA agreed to sell to Anam the equipment that is the subject of the Leasing Agreements.

DEVICE TEST PROGRAM RELEASE means that point in time at which a device test program is released to production upon the mutual agreement of TI and Anam product engineering personnel.

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FACILITY means the completed wafer fabrication plant known as Anam Fabrication
Buchon (AFB) 1, located at 222, Dodang-dong, Wonmi-gu, Buchon, Kyunggi-do, Korea 420-130 which Anam constructed, in connection with the Phase 1 TAA, which Facility includes only a single 60 meter by 100 meter clean room. The term Facility includes a wafer fabrication facility and equipment only, and shall not include facilities or equipment for assembly and testing of Products.

GUARANTIES means TI's guaranty, dated December 13, 1999, of AUSA's obligations to Citicorp under that certain Master Leasing Agreement, dated as of December 1, 1999 between Citicorp and AUSA, and TI's guaranty, dated July 1, 2000 of AUSA's obligations to CBL under that certain Master Leasing Agreement, dated as of July 1, 2000 between CBL and AUSA (either of such Guaranties individually referred to as a "Guaranty").

LEASING AGREEMENTS means that certain Master Leasing Agreement, dated as of December 1, 1999 between Citicorp and AUSA, and that certain Master Leasing Agreement, dated as of July 1, 2000 between CBL and AUSA (either of such Leasing Agreements individually referred to as a "Leasing Agreement").

PHASE 1 means that portion of the clean room within the Facility, the process capability of which was contemplated by the Parties in the Phase 1 TAA to be sufficient to manufacture approximately [ * ] wafer starts per month under the provisions of the Phase 1 TAA, and which, as currently contemplated by the Parties, will be sufficient to transition to the manufacture of approximately [
* ] under the provisions of the Phase 1 TAA.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

PHASE 1 PRODUCTS means "TI Products," as defined in the Phase 1 TAA.

PHASE 2 means that portion of the clean room within the Facility, the process capability of which was contemplated by the Parties in the Phase 2 TAA to be sufficient to manufacture approximately [ * ] under the provisions of the Phase 2 TAA, and which, as currently contemplated by the Parties, will be sufficient to manufacture approximately [ * ] under the provisions of the Phase 2 TAA.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

PHASE 2 PRODUCTS means "TI Products," as defined in the Phase 2 TAA.

PHASE 3 means that portion of the clean room within the Facility, the process capability of which, as currently contemplated by the Parties, will be sufficient to manufacture approximately [ * ] under the provisions of the Phase 3 TAA.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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PHASE 3 PRODUCTS means "TI Products" as defined in the Phase 3 TAA.

PROCESS QUALIFICATION means TI's written certification that a unique process flow within the broader C10-node, C07-node, or C05 non-copper-node (e.g., the split-gate C10 process flow, the split-gate C07 process flow, and the split-gate C05 non-copper process flow) in operation at the Facility, which unique process flow cannot be qualified by similarity to another already qualified process flow, is qualified per the standards referred to within TI as the" QSS standards."

PROCESS QUALIFICATION COSTS [ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

PRODUCTS means Phase 1 Products, Phase 2 Products, and Phase 3 Products as defined herein.

PRODUCT QUALIFICATION means, with respect to TI Products, the process, as described herein, resulting in TI issuing its written certification that such TI Products and their manufacture have achieved a level of quality, consistency and reliability that meets or exceeds the Specifications in accordance with this Agreement.

PRODUCT QUALIFICATION COSTS [ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SPECIFICATIONS means specifications related to a specific process flow which are supplied to Anam in writing by TI to describe, characterize, circumscribe and define the design characteristics, quality and performance of TI Products, manufacturing processes, manufacturing equipment or Product Qualification and which are consistent with Specifications which are applicable to the same process flow manufactured by a TI facility comparable to the Facility.

SUBSTANTIAL COMMERCIAL QUANTITIES means [ * ] of the relevant TI Product.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

TERM means the period during which this Agreement is in effect, as more specifically set forth in Article 11 of this Agreement.

TI PRODUCTS means TI Products as defined in the Phase 1 TAA and as defined in the Phase 2 TAA, and as defined in the Phase 3 TAA.

Unless otherwise provided herein, other capitalized terms herein shall have the meaning assigned to them in one or more of the Phase 1 TAA, the Phase 2 TAA, or Phase 3 TAA as the context herein requires.

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                                   ARTICLE 2.0
                  ITEMS AND COOPERATION TO BE SUPPLIED BY ANAM
                                  AND/OR AMKOR

2.01 MANUFACTURE. In accordance with the Phase 1 TAA, Phase 2 TAA, Phase 3 TAA or any other applicable Technical Assistance Agreement ("TAA") executed between the Parties, Anam shall manufacture the TI Products to be sold by Amkor to TI hereunder.

2.02     COSTS, EXPENSES AND FEES. [ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.03     QUALIFICATION COSTS. [ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.04     MASK SETS.

2.04.01 For each TI Product which is to be manufactured by Anam for TI and which requires a specific mask design, TI agrees to provide to Anam the design data base and Technical Information necessary for Anam to manufacture or have manufactured mask sets, including any such additional mask sets (or portions thereof) as may be redesigned by TI from time to time, to be used for manufacturing such product.

2.04.02 Subject to Sections 2.04.03, 2.04.04 and 5.04, Anam shall bear the costs of all mask sets ordered prior to January 1, 1999 relating to Phase 1 Products.

2.04.03 TI shall bear the costs of (i) the initial mask set relating to each Phase 2 Product and Phase 3 Product, and (ii) the initial mask set ordered on or after January 1, 1999 for each Phase 1 Product. Anam shall bear the cost of the mask sets used solely in connection with Process Qualification under the Phase 1 TAA the Phase 2 TAA, and the Phase 3 TAA; provided, however, that if, and to the extent (i) the same mask set used in Process Qualification is used in production, and (ii) TI would otherwise be obligated to have paid for such production mask set under this Section 2.04.03, then Anam and TI shall share equally the cost of purchasing such qualification mask set.

2.04.04 Notwithstanding anything to the contrary set forth in this Section 2.04, TI shall bear the cost of any reasonable mask redesign and mask manufacturing costs associated with modifications or changes to the original mask sets which are necessitated by design errors or changes by

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         TI or TI's Customers with respect to the initial mask sets. For any wafers that have been manufactured in whole or in part that are required to be scrapped due to any such design error or change of TI or TI's customers, TI shall pay Amkor an amount (the "Wafer Termination Amount") equal to:

         [ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

         2.04.05 Anam shall be responsible for the costs of all masks and mask sets for which TI is not otherwise responsible pursuant to Sections 2.04.03, 2.04.04 and 5.04.04.

2.05 TI MASK SET PROTECTION. Anam shall protect all mask sets as Trade and Industrial Secrets of TI according to Article 10 of the applicable TAA. When any mask set is no longer usable by Anam for the purposes of this Agreement, Anam shall either return the mask set to TI immediately, or, upon TI's instructions, destroy the mask set and provide TI with written certification of any such destruction.

2.06 MATERIAL QUALITY REQUIREMENTS AND EQUIPMENT USAGE. TI will provide to Anam the most current version of TI's manufacturing Specifications, test programs and other test procedures needed by Anam to manufacture TI Products. In the process of qualifying the Facility and the manufacture of each TI Product, Anam shall, unless it obtains TI's consent to the contrary, use the same materials, recipes, processes, specifications and equipment directly relating to the manufacture of TI Products that TI uses in its commercial production of such TI Products as may have been disclosed by TI to Anam or as otherwise instructed by TI. Notwithstanding the foregoing, where required by local availability of materials and supplies, with the consent of TI, which consent shall not unreasonably be withheld or delayed, Anam may use materials, recipes, processes, specifications and equipment that are different from those used by TI.

                                  ARTICLE 3.0
        SPECIFICATIONS, QUALITY INSPECTION, TESTING AND CUSTOMER SERVICE

3.01 CHANGE TO SPECIFICATIONS. TI has the right to modify, change or alter the Specifications from time-to-time, at its sole discretion and upon reasonable written notice to Anam. In the event TI makes a change to the Specifications, the Parties, through good faith negotiations, shall agree upon the delivery schedule of the TI Products resulting from said change and TI's and Anam's respective responsibilities, in accordance with Section 3.02 for the costs incurred by Anam in connection with such changes, within thirty (30) days following any such notice. All Specification changes shall be consistent with TI's own Specification changes and shall not require Anam to perform changes not otherwise generally performed by TI with respect to comparable process flows under comparable circumstances.

3.02 SPECIFICATION CHANGE COSTS. [ * ]


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* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.03 TI RESIDENT INSPECTOR. Anam agrees that TI employee safety and well-being, product quality and reliability assurance, and the protection of TI's intellectual property, including but not limited to Technical Information, are of material importance to TI. Therefore, throughout the Term, TI shall have the right to maintain at the Facility, at TI's sole discretion, one or more resident representatives, as reasonably approved by Anam, for the purpose of monitoring compliance with this Agreement, the Specifications, and TI safety and environmental standards for the protection of TI personnel, and protecting TI's intellectual property, including but not limited to Technical Information. Anam shall provide suitable office space for use by such representatives, and shall provide reasonable access to the manufacturing processes for the TI Products as may be required for monitoring said compliance. Such representatives shall not interfere with Anam's operation of the Facility.

3.04 TI CUSTOMER RIGHT OF INSPECTION. Upon reasonable notice, Anam agrees to allow TI customer representatives (who have been approved by TI), to conduct quality control and Specification audits and certification/qualification of the Facility, and manufacturing process, provided that, where requested by Anam, a TI employee accompanies such customer during its audit in the Facility, subject to reasonable rules of Anam relating to visitors.

3.05 TI RIGHT TO MONITOR PRODUCTION. Throughout the Term, during completion of production lots for TI, TI may perform monitoring tests and may recommend disposition or corrective action where variance to the Specifications exists. Anam will support this activity with quality trend reports and such other documentation as shall be reasonably requested by TI from time-to-time. In addition, if at any other time TI detects variances or deviations from Specifications, TI may recommend corrective actions to Anam.

3.06 VISITS AND SECRECY AGREEMENT. Anything to the contrary in this Article 3 notwithstanding, each and every personnel of TI or TI's customers who shall be given access to the Anam Facility pursuant to this Agreement, including, without limitation, pursuant to Section 3.03, 3.04 and 3.05 shall execute an agreement, which shall include reasonable terms governing the protection of Anam confidential information, as a condition precedent to admission or access to such Facility or receipt of technical information of Anam pursuant to this Agreement. All such personnel shall fully abide by all Facility rules and regulations. TI shall be fully liable for any personal injury or property damage resulting from any act or omission of TI's personnel while on the premises of Anam. All transitory visits of TI and TI customers shall be arranged at such times and in such manner as to minimize interference with the activities of Anam.

3.07 ANAM CORRECTIVE ACTIONS. During the Term, Anam agrees to use reasonable commercial efforts to make corrective actions as may be reasonably recommended by TI as soon as practicable, after written notification of the problem; provided, however, that TI shall use reasonable commercial efforts to assist Anam in taking such action recommended by TI or in solving problems.


                                       7
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3.08 CYCLE TIME. Anam agrees to supply TI Products to TI in cycle times which shall be competitive with merchant world-class foundry companies. In any event, Anam agrees that the maximum production cycle time (i.e., the period from the start date for production specified in the TI Start Plan (as defined below) by TI to Anam's shipment of TI Products) shall be [ * ], except where otherwise expressly provided for herein.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.09 EXPEDITED PRODUCTION. On production lots specified by TI, Anam shall expedite cycle time to a [ * ], or such other cycle time as may be agreed (such expedited lots herein referred to as "Hot Lots"). Regardless of the stage of the production process at which a normal lot is converted into a Hot Lot, for each such Hot Lot shipped within cycle time, TI shall pay Anam a fee of [ * ]; provided, however, that:

                  (a) Unless otherwise agreed, Anam shall not be obligated to so expedite production , through March 31, 1998, on any more than [ * ] at any one time; from April 1, 1998 through June 30,1998, on any more than [ * ] at any one time; and thereafter, on more than [ * ] at any one time; and

                  (b) Any lots required to be expedited pursuant to Section 8.05, below shall not count against the limits described in Section 3.09.00(a) above.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.10 TESTING. Anam shall perform multi-probe testing in a manner consistent with TI practice, to the extent disclosed by TI to Anam, at Anam's Buchon, Republic of Korea site on all TI Products delivered to TI hereunder and, without limiting its obligations elsewhere provided for herein, shall be responsible, at its sole expense, for having sufficient facilities, test equipment, labor, test programs and other items in place on such site to meet required quantities and cycle times. Notwithstanding the foregoing, TI shall be responsible, solely at its expense, for furnishing to Anam in a timely manner copies of the multi-probe test programs necessary for Anam to perform multiprobe testing on the required quantities and within the required cycle times; provided, however, that TI shall be under no obligation to furnish test programs compatible with any test equipment other than the test equipment TI uses in its wholly-owned facilities for comparable wafers. All test programs required to be implemented by Anam in accordance with this Section 3.10 shall be consistent with TI's own test programs and shall not require Anam to perform testing not otherwise generally performed by TI with respect to comparable products. Anam shall use no other test programs on TI Products other than those furnished or approved by TI. TI agrees to purchase any testers used by Anam for TI Products at the end of Anam's use of such testers on TI Products. TI's purchase price for such equipment shall be equal to Anam's original purchase price for such equipment depreciated on a five-year straight line basis and subject to a discount in price for excessive wear and tear. Notwithstanding the

                                       8
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foregoing, TI will consign to Anam such testers as may be required to enable
Anam to test Products for sale to TI in accordance with this Agreement. TI will pay for shipping of such testers and provide, or reimburse Anam for, interface plates. Anam will provide probe cards, power conditioner, power supplies, and probers. In consideration of the foregoing, Amkor shall reduce the price otherwise payable by TI to Amkor for all Phase 1 and Phase 2 Products started after July 1, 1998 until the end of the term of the MPA by [ * ]. Anam shall be responsible for tester hardware and software maintenance and support, as well as software upgrades, either providing such services itself, or contracting for such services at its own expense. If Anam and TI mutually agree that TI will provide maintenance and support for VLCT Systems or any other testers, such services shall be provided at a rate of [ * ] and [ * ] for Phase 1 and Phase 2 Products. For Phase 3 Products, TI shall charge Anam the same rate that TI internally charges its own wholly owned wafer fabrication facilities for such services.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions. 3.11 TI INCOMING TESTING AND INSPECTION.

         3.11.01 TI shall furnish to Anam from time to time, as required, quality and reliability Specifications applicable to TI Products. Among other things, those Specifications will specify the quality standards referred to within TI as the "Category 1" standards. Such Specification shall be consistent with specifications applicable to the Category 1 specifications met by TI's own facilities. Following receipt of each shipment, TI may perform incoming tests on each shipment of TI Products. In the event such tests demonstrate that such TI Products fail to conform to the then-applicable quality and reliability Specifications furnished by TI and such Specifications conform to the foregoing, TI shall have the right to return, after confirmation of failures, such TI Products to Anam for rework or replacement at no cost to TI. TI has the right to recommend corrective action to address variances from Specifications. Such return shipments shall be made by TI, F.O.B. the destination from which they were originally shipped by Anam. A return material authorization ("RMA") form previously issued by Anam must accompany any such returned TI Products.

         3.11.02 TI agrees to perform incoming inspection of TI Products for conformance with applicable Specifications within ninety (90) days of delivery, and to advise Anam and Amkor of rejections by written or electronic notice within five (5) business days after inspection. If any delivery of products by Anam or Amkor does not conform in any material respect to TI's order for such TI Products or is found to fail applicable inspection, TI shall have the right to reject such delivery by giving timely notice to Anam and Amkor to that effect. TI will thereupon return the non-conforming TI Products to Amkor or Anam (as the case may be) at Amkor's or Anam's cost and risk, for, as may be agreed between Amkor and TI, credit or rescreen and

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                      replacement. If it is agreed that such TI Products shall
                      be rescreened, Anam and Amkor shall use reasonable efforts to rescreen and replace such non-conforming wafers or dies and to do so, if at all, within forty-five (45) days after the receipt thereof. TI will provide Anam and Amkor with a report specifying the reason for any rejection. All rejected products may be subjected to inspection by Anam or Amkor to confirm that they are defective. Any TI Product not rejected by TI within ninety (90) days plus five (5) business days after receipt by TI shall be deemed accepted. In the event that it determined that TI's rejection of a TI Product was not justified in accordance with the foregoing, TI shall reimburse Anam or Amkor, as the case may be, for all costs incurred in connection with such rejection, including without limitation in connection with the shipping and testing of such TI Product.

         3.11.03  Nothing in this Section 3.11 shall limit TI's rights under
                  Section 3.12 below.

3.12     CONFORMANCE TO QUALITY AND RELIABILITY STANDARDS; STOP SHIPMENTS.

         3.12.01  Prior to any shipment of TI Products to TI, Anam shall:

                  (a) Visually inspect such outgoing TI Products in accordance with applicable Specifications; and

                  (b) electrically test such TI Products to determine whether:

                           (i) such TI Products conform to the relevant Category 1 standards (as defined in Section
                                    3.11 above), as may be applicable to such TI
                                    Products in accordance with Section 3.11;
                                    and

                           (ii) the defective parts per million ("DPPM") levels of such shipment (as determined under then-current TI practice applied by TI to comparable products manufactured by TI) for such TI Products conform to the DPPM levels agreed upon by the Parties provided that such DPPM levels shall not be lower than those demonstrated by the manufacturing process, as qualified, in use at a TI wholly-owned facility, which process is most comparable to the one in use at the Facility.

         3.12.02 Unless otherwise permitted by TI, Anam shall assure that the TI Products meet, and shall not ship TI Products to TI that do not meet, the standards set forth in Section 3.12.01 above.

         3.12.03 If it is determined by TI within 90 days of the shipment of TI Products to TI that such TI Products do not conform to the standards set forth in Section

                  3.12.01, above, then notwithstanding anything to the contrary contained herein and upon written notice by TI, Anam shall stop all further shipments of such TI Products to TI, and TI shall be under no obligation to accept or pay for any such shipments, until TI shall be reasonably satisfied that appropriate corrective actions have been taken by Anam to address the nonconformance to such Category 1 standards and/or DPPM levels in accordance with Section 3.12.01 above.

         3.12.04  Notwithstanding Section 3.11 above, or Sections 3.12.03 and
                  3.12.02 above, TI, Anam and Amkor agree to the following disposition of those TI Products produced hereunder that fail to satisfy Category 1 standards [ * ].

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.13 SECURITY AND DESTRUCTION OF SCRAP. Anam shall not assign, consign, deliver, transfer or otherwise provide TI Products, and shall undertake security measures (including but not limited to scrap and non-conforming TI Product destruction) sufficient to prevent TI Products (including all defective TI Products which do not meet Specifications) from being sold, assigned, consigned, delivered, transferred or otherwise provided, to any third party without the express written consent of TI. Unless otherwise specified in writing by TI, (a) all defective TI Products which cannot be repaired economically shall be scrapped and destroyed and (b) such defective TI Products shall not be transferred to any third party. TI shall have the right, from time-to-time, to review (i) Anam's security and scrap destruction procedures and (ii) Anam's compliance with such procedures.

3.14 PRODUCTION HOLDS. At TI's request, Anam shall hold production on any lot without charging TI an extra fee for that service for the first [ * ]. With respect to lots for which the hold is made prior to the backgrind stage and which hold exceeds [ * ], TI will pay Anam [ * ]. TI shall not be required to pay Anam a hold fee with respect to lots for which the hold is made from and following the backgrind stage. If any hold on a lot exceeds [ * ], TI, at its option, will thereupon either (i) release the lot for cancellation pursuant to
Section 8.06, or (ii) release the lot for further processing. In the event that a lot which is on hold is canceled in accordance with Section 8.06, TI shall pay Anam only the cancellation charge provided under Section 8.06.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.15 WAFER BANK. Upon TI's request Anam agrees to store, at no additional expense to TI, up to [ * ] (or such other amount as may be agreed from time to time) unfinished wafers that have been processed up to the contact or "via" stage of processing for a period not to exceed 365 days. After Anam has stored such wafer for 60 days, Amkor shall have the right to invoice TI for, and TI shall purchase, such wafers at the Fixed Wafer Price therefor; provided that, in such case, Anam shall complete the processing of, and delivery of, such wafers upon TI's request at no additional cost. Notwithstanding the foregoing, upon shipment of such wafer to TI, the Price for such wafer shall be recalculated in accordance


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with Article 7 and if such recalculated Price is different from the Fixed Wafer
Price paid, Amkor shall issue a credit or debit to TI, as the case may be, for such difference. Any wafers so purchased by TI, while in the possession of Anam, shall be owned by TI and retained by Anam on a consignment basis and Anam shall continue to be responsible for any loss or damage to such wafers while they are in Anam's possession. In the event that either Anam or Amkor is responsible for a wafer for which TI has paid in accordance with the foregoing not being ultimately saleable to TI in accordance with this Agreement, Amkor shall credit TI the amount paid for such wafer.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.16     IMPLEMENTATION OF TECHNICAL INFORMATION.

         3.16.01  Unless otherwise instructed by TI, and except as provided in
                  Section 2.06, Anam shall, in accordance with this Agreement and the applicable TAA, implement all Technical Information provided under the applicable TAA as well as any manufacturing improvements (including TI Product performance improvements) as and when the Technical Information is furnished by TI to Anam.

         3.16.02 Anam shall establish failure analysis capability reasonably satisfactory to TI, prior to Product Qualification.

3.17 TEST CORRELATION PROCEDURES. TI and Anam agree that quality and reliability assurance are of prime importance to TI's customers; therefore, both companies agree to establish test correlation procedures to assure compliance with TI customer requirements.

3.18 ANAM PROCESS RECORDS. Anam shall maintain, for a period of three (3) years from each date of origin, accurate records describing processing detail on a per die-lot basis.

3.19 OBSOLETE PRODUCTS. Notwithstanding anything to the contrary contained herein, if over any six-month period the quantity of TI's orders for TI Products falling within any particular process flow (e.g., the 33C10.c3 process flow) constitutes less than the lower of (i) [ * ] in such period or (ii) [ * ], then Anam may notify TI in writing of its intention to exercise its rights under this
Section 3.19, and after two and one-half years following such notice, Anam may refuse any further order for TI Products so falling within such process flow; provided, however, that if TI has (i) the same process flow qualified at a TI wholly-owned facility and (ii) available capacity for the manufacturing of such TI Products at such facility, then Anam may refuse any such further order after nine (9) months following such notice.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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3.20 PERFORMANCE METRICS. TI and Anam shall share with each other, on a periodic basis, their respective data under the performance metrics as may be agreed between them and reports of their respective performance against such metrics.

                                  ARTICLE 4.0
                              MANUFACTURING CHANGES

Both TI and Anam understand that the particular TI Product to be provided to TI for initial Product Qualification and as qualified by TI will define the applicable manufacturing process with respect to the manufacture of TI Products. After Product Qualification is successfully completed, Anam shall not make any changes to said manufacturing process(es) or the Specifications without the prior written instruction and consent of TI. Any unauthorized manufacturing changes by Anam which affect the form, fit, function or reliability of the TI Products shall render them unqualified. TI assumes no liability for the manufacture of unqualified TI Products. Any particular TI Product and its manufacture can become unqualified after Product Qualification if such formerly qualified TI Product subsequently falls below applicable Specifications. Changes to a particular TI Product or its manufacture may necessitate re-qualification. TI or Anam shall bear the costs associated with the foregoing as determined under the applicable TAA and this Agreement.

                                  ARTICLE 5.0
                        TI LOADING OBLIGATIONS AND OPTION

5.01 LOADING OBLIGATIONS.

         5.01.01 Throughout the Term, TI and/or TI's Affiliates (individually or collectively) shall, subject to only the conditions set forth in Section 5.03, purchase from Amkor, and Amkor shall sell (subject, inter alia, to Section 6.03) to TI, no less than the quantities of TI Products provided in this Section 5.01, as follows:

 [ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

         5.01.02 For the purpose of the foregoing the term "month" means calendar month; provided, however, that if the Phase 3 Qualification Date does not occur at the beginning of a calendar month, the Parties shall adjust the time periods set forth in Section 5.01.01 above accordingly.

         5.01.03 TI shall purchase TI Products in accordance with Article 6 below. Such purchases shall be at such prices and upon such terms as are set forth in this Agreement.


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         5.01.04  Notwithstanding the foregoing, TI shall not be deemed to be in breach of Section 5.01 for so long as TI meets its minimum purchases obligations under such section as determined on a rolling six-month average basis.

         5.01.05 Anam and Amkor agree to take all reasonable commercial efforts to work with TI with respect to this Section 5.01.

5.02 CAPACITY. Regardless of Anam's actual manufacturing capacity, after March 31, 2001, "Capacity" means, with respect to Phase 1, [ * ] with respect to Phase 2, [ * ] and with respect to Phase 3, [ * ] unless otherwise agreed.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

5.03 CONDITIONS TO TI PURCHASE OBLIGATIONS. TI shall be relieved by Anam and Amkor of TI's obligation to purchase TI Products from Amkor pursuant to Section
5.01 only during the period and to the extent that: (i) Amkor and Anam have failed to achieve a sufficient number of Customer Qualifications to support such purchase obligations, such failure is the fault of Amkor or Anam and TI has used reasonable commercial efforts to obtain such Customer Qualifications; or (ii) Anam has materially failed to meet Specifications and TI Product performance specifications (e.g., cycle time, yield and delivery targets), and provided that in such case Anam and TI shall work together to remedy such failure.

5.04 C12 PRODUCTS.

         5.04.01 Anam shall manufacture the 33C12X3L devices listed on Annex C that TI has redesigned for manufacture with the 25C10 process node ("C12 Products"). [ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

         5.04.02  [ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

         5.04.03 The C12 Products purchased pursuant to this Section 5.04 shall not apply to TI's loading obligations set forth in Section 5.01.01.

         5.04.04 Notwithstanding anything to the contrary set forth herein, including in Section 2.04, TI shall be responsible for the cost of any mask set used in the Product Qualification for any C12 Product and the initial mask set used in the manufacture of a C12 Product.


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         5.04.05  Except as otherwise provided in this Section 5.04, all C12
                  Products will be treated as Phase 1 Products are treated hereunder.

                                  ARTICLE 6.0
                        TI FORECASTS AND PURCHASE ORDERS

6.01 ANNUAL QUANTITY PROJECTIONS. By the 15th of May of each year during the Term, TI shall provide to Amkor the annual quantities of Wafer Outs by technology node (e.g., C10, C07, non-copper C05) estimated to be purchased from Amkor by TI for the upcoming three (3) to five (5) year time period (the "Annual Quantity Projections"). For purposes of this Agreement, "Wafer Outs" means finished wafers. Such Annual Quantity Projections shall be a good faith estimate by TI but shall be for informational purposes only and not constitute a binding purchase obligation of TI. The Annual Quantity Projections may be issued electronically.

6.02 FIXED LOADINGS. Subject to Article 5 above, TI shall purchase from Amkor, Amkor shall sell, and Anam shall manufacture, quantities and types of TI Products to the extent such quantities and types are deemed fixed in Forecasts and TI Start Plans issued in accordance with the following provisions of this
Article 6.

6.03 MONTHLY FORECASTS.

         6.03.01 On the 20th day of each month (or on the last preceding business day prior to the 20th day if the 20th day is on a weekend or holiday), TI shall issue to Amkor a forecast (the "Forecast") of the monthly quantity of wafer starts by technology node (e.g., C10, C07, non-copper C05) and process flow (e.g., 33c10x4L) to be purchased by TI from Amkor during the next twelve months. The first three months included in each Forecast shall be deemed fixed as to the quantity of wafer starts and the related technology nodes. Accordingly, the quantities of wafer starts and technology nodes specified for the first and second months of each Forecast shall be the same as the quantities of wafer starts and technology nodes specified for the second and third months of the immediately preceding Forecast.

         6.03.02 The last nine months included in each Forecast shall be deemed fixed as to the quantity of wafer starts, except that in each Forecast, TI may increase or decrease the quantity of wafer starts specified for any of the last nine months of such Forecast (a "Subject Month") by up to an amount equal to [ * ] of the Capacity specified in such Forecast for the corresponding month immediately preceding the Subject Month. Such forecasted amount, adjusted in accordance with the foregoing, shall be deemed fixed as to the quantity of wafer starts, unless further varied in subsequent Forecasts issued in accordance with this Section 6.03.02.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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
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         6.03.03  Nothing in this Section 6.03 shall restrict TI from specifying in its Forecasts quantities less than its minimum loading requirements under Section 5.01, provided TI satisfies those requirements on a six-month rolling average basis as set forth in Section 5.01.04.

6.04 DAILY LOADING REQUIREMENTS AND WEEKLY FORECAST.

         6.04.01 On a mutually agreed schedule between the Parties, TI shall issue to Amkor a daily TI Start Plan (the "TI Start Plan"). The TI Start Plan shall specify device types, and quantities in terms of wafer starts for TI Products the production of which is to commence for each of the days covered by the TI Start Plan. TI shall issue each TI Start Plan at least 24 hours in advance of the first date (Korea time) covered by such TI Start Plan. The TI Start Plan will be issued electronically.

         6.04.02 Anam shall commence production of such device types in such quantities as specified for each such Fixed Day. The remaining days of each TI Start Plan shall be for informational purposes only and shall not be deemed fixed to any extent.

         6.04.03 Anam shall produce TI Products, through the third quarter of 1998, in lots of [ * ] as specified in TI Start Plans, and after such period, in lot sizes to be agreed upon by the Parties, which agreement shall be based in part on whether Anam incurs materially higher per-die costs in the production of smaller lot sizes.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

6.05 SHIPPING INSTRUCTIONS. On Monday of each week, TI shall provide Amkor a Shipping Instruction Report identifying wafer shipments (including shipment destinations) that need to be made in the current week starting on that Monday.

6.06 FURTHER AGREEMENT. Nothing in this Article 6 shall restrict the Parties from agreeing from time to time on quantities and types of TI Products different from those deemed fixed pursuant to the foregoing provisions.

6.07 YIELD ESTIMATES.

         6.07.01 Anam shall provide to TI accurate multi-probe yield ("MPY") and process yields estimates for Anam's production of each TI Product device on a weekly basis, or more frequently if there is a material change in the estimated MPY or process yield last communicated to TI.


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         6.07.02  Anam acknowledges that the quantities of Wafer Outs TI specifies in TI Forecasts and of wafer starts TI specifies in the TI Start Plans are dependent on the accuracy of such MPY and process yield estimates, as provided by Anam. Therefore, if with respect to any particular TI Product device type, Anam's actual integrated yield (i.e., the cumulation of the MPY and the process yield) exceeds the integrated yield estimate last furnished by Anam to TI in time to allow TI to adjust its Forecast or the TI Start Plan accordingly, then the other provisions of this Article 6 notwithstanding, but subject to TI's rights elsewhere provided in this Agreement relating to inspection, quality, reliability, warranty and the like, TI shall purchase such excess of such device type, but only up to the Acceptable Yield Variance. For purposes hereof, the "Acceptable Yield Variance" means, through 1998, [ * ] and, after December 31, 1998, [ * ]. Any such excess so purchased by TI shall count against TI's loading requirements elsewhere provided for hereunder.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

6.08 UNNECESSARY VARIATIONS. TI and Anam shall each use commercially reasonable efforts to minimize unnecessary variations in order to achieve as nearly as possible linear weekly shipments.

6.09 PURCHASE ORDER PROCESS. Two weeks prior to the start of each quarter, at the same time as the Quarterly Forecast, TI shall supply to Amkor a written blanket purchase order. The purchase order shall be issued solely for administrative/invoicing purposes and shall only provide the estimated amount payable by TI to Amkor in U.S. Dollars. The purchase order shall not be binding in any respect. Any terms and conditions expressed in any purchase order or acknowledgment shall have no force and effect between the Parties.

6.10 REVISIONS. The Parties may agree in writing from time to time to revise the periods covered by the rolling forecasts, the forecasting and ordering process, the forecast and ordering data, and/or the technology by which the forecasts and orders are communicated to take advantage of more efficient and effective means of transacting business. During the Phase 1 node start-up period and until March 31, 1998, TI shall provide forecasted volume by device name. These data are for informational purposes only and do not constitute a formal start plan commitment by TI.

                                   ARTICLE 7.0
                                     PRICING

7.01 PRICING.

         7.01.01 For TI Products delivered to TI in accordance with this Agreement, TI shall pay Amkor an amount (the "Price") calculated in accordance with this Article 7. [ * ]


                                       17
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* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   ARTICLE 8.0
                         SHIPPING, PAYMENT AND PACKAGING

8.01 SHIPMENTS. Shipments shall be made FCA (INCO Terms), Facility (the "FCA Point"), in accordance with the routing and "ship to" instructions in TI's shipping instructions. All title and risk of loss or damage shall pass from Amkor to TI upon Anam's delivery to the FCA Point, provided Anam has shipped the TI Products in accordance with TI's reasonable routing and "ship to" instructions and any other packing and shipping instructions. TI shall be responsible for all shipping, handling and insurance costs from the FCA Point to the destination of the shipment.

8.02 PAYMENT PROCEDURES.

         8.02.01 On the day Anam makes shipment, Amkor shall send to TI a shipping notice containing the number of TI Products shipped, estimated amount payable, lot number, and purchase order number. Amkor shall also provide, at the end of each week, a weekly invoice and reconciliation statement showing all shipments made during the week and any special or incidental fees incurred that week as authorized by this Agreement (e.g., Hot Lot fees).

         8.02.02  Subject to Sections 8.02.03, 8.02.04 and 8.02.05 below, TI's payment shall be net thirty (30) days of each such weekly invoice and reconciliation statement.

         8.02.03 With respect to payments owed by AUSA under either Leasing Agreement after the effective date of this Agreement, each party hereto shall cooperate in good faith to determine the amount of each Rent (as defined in each Leasing Agreement) and Interim Rent (as defined in each Leasing Agreement) payment at the time that TI and AUSA execute each purchase order under such Leasing Agreement. At the time of such calculation, the parties hereto shall calculate an amount (the "Withholding Amount") that TI may withhold from each weekly payment made pursuant to Section 8.02.2 after March 1, 2000 so that TI will have withheld a sufficient amount to pay each Rent and Interim Rent payment under each Leasing Agreement as it becomes due. TI shall then withhold the Withholding Amounts, as calculated and adjusted upon the signing of each purchase order under each Leasing Agreement, from each payment due pursuant to
                  Section 8.02.2. In the event that a given weekly payment is less than such Withholding Amount, TI shall withhold an additional amount from subsequent weekly payments until it has withheld the same amount that it would have withheld if the given weekly payment was sufficient to cover such Withholding Amount. The amounts withheld shall be deemed payments towards the invoices pursuant to Section 8.02.2. On each date


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                  that Rent and/or Interim Rent are due under either Leasing
                  Agreement, TI shall (to the extent it has been given timely notice of the date and amount thereof as provided herein below) pay the Rent and/or Interim Rent to Citicorp or CBL, as the case may be, due thereunder as of such date from such withheld amounts, but only to the extent that it has withheld payments pursuant to this Section 8.02.3. Anam, Amkor and AUSA hereby agree to give to TI notice of the date and amount of each payment due under each Leasing Agreement five (5) business days prior to the date when payment is required to be made. In the event that the Withholding Amount is insufficient to enable TI to pay such Rent and/or Interim Rent on its applicable due dates, TI may, in good faith and in its sole discretion, increase the Withholding Amount to an amount that it deems sufficient to enable it to make such Rent and/or Interim Rent payments from the amounts withheld. Upon performance in full of the Leasing Agreements and the release of the Guaranties, TI shall remit to Amkor all withholdings made hereunder and not paid to Citicorp or CBL, as applicable, under either Leasing Agreement. Notwithstanding anything to the contrary contained herein, TI shall not be liable for any loss, cost, damage or expense suffered by Anam, Amkor or AUSA as a result of TI's failure to make any payment of Rent and/or Interim Rent to Citicorp or CBL, as the case may be, under any Leasing Agreement unless caused by TI's gross negligence or willful misconduct.

         8.02.04 Notwithstanding any other provision in this Agreement, TI shall have a right of offset to every amount due under this Agreement to Anam and/or Amkor for any payments made by TI pursuant to either Guaranty. Such offset may be applied in any manner designated by TI to amounts due under this Agreement.

         8.02.05 Beginning with the first week in January, 2001, and ending with the second week in December, 2001, TI may withhold from the payment due on each weekly invoice (the "Weekly Invoice") from Amkor for products shipped to TI by Anam during each such week, in addition to the Withholding Amount as set forth in
                  Section 8.02.03 and/or offsets pursuant to 8.02.04, an amount (the "TAA Withholding Amount") equal to [ * ]. The TAA Withholding Amounts shall be deemed payments towards the Weekly Invoices pursuant to Section 8.02.02. In the event that the payment due on a Weekly Invoice, after taking into account Withholding Amounts pursuant to Section 8.02.03 and/or offsets pursuant to Section 8.02.04, is less than the TAA Withholding Amount, the difference between the payment due and the TAA Withholding Amount (the "Carry Forward Amount") shall be carried forward, added to and included in the next week's TAA Withholding Amount, until the there is no longer any Carry Forward Amount, or if there is a Carry Forward Amount after the last Weekly Invoice, such Carry Forward Amount shall be included in the

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                  December 31, 2001 technical assistance fee payment due from
                  Anam under the Phase 3 TAA.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

8.03 DELIVERY.

         8.03.01 Anam shall ship TI Products to TI's designated delivery points on the dates required to meet the cycle time requirements hereunder from the production start dates specified in TI Start Plans (the "Scheduled Shipment Date"), but in no event shall Anam ship TI Products sooner than three (3) days in advance of the Scheduled Shipment Date. Except for those TI Products which are subject to delays caused by holds or storage at the wafer bank, as described in Sections 3.14 and
                  3.15 respectively, in the event that any TI Products are not shipped in accordance with such delivery dates, Anam agrees to ship via air freight (or as directed by TI) and to pay for all extra costs.

         8.03.02 In addition to the TI packing and shipping instructions, the TI Products shall be packaged in accordance with applicable TI Specifications and Korean Laws and U.S. laws to ensure safe arrival at TI's designated delivery point.

8.04 PACKING AND SHIPPING INSTRUCTIONS.

         8.04.01 Anam will properly pack and describe shipments in accordance with TI Specifications and applicable carrier and legal regulations. [ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

         8.04.02 In case any shipment does not correspond to normal practice in the industry (e.g., require special handling shipments or air ride suspension, or air shipment over five hundred (500) pounds, or over one hundred twenty (120) inches long or wide or over fifty-six (56) cubic feet, etc.), Anam agrees to notify TI's appropriate traffic department seventy-two (72) hours prior to shipment for special shipping instructions.

         8.04.03 Each box, crate or carton will show TI's full street address and TI Start Plans lot number regardless of how shipped. On air carrier shipments, a packing list shall accompany each container and shall describe the contents of such container. On all other shipments, Anam will provide a packing list to accompany each shipment, referencing the appropriate TI

                                                                   REDACTED COPY


                  Start Plans lot number and purchase order number. The bill of lading also will reference the TI Start Plan lot number and purchase order number.

         8.04.04 Anam is responsible for packing shipments correctly based on the carrier/mode utilized. Charges for packing and crating shall be deemed part of the Price and no additional charges will be made therefor unless specifically requested by TI on the TI Start Plans. Anam agrees to ship via the carrier specified by TI.

8.05 RETURN MATERIALS AUTHORIZATION. TI Products returned to Anam or Amkor pursuant to Sections 9.02 or 3.11 or as otherwise permitted hereunder shall be returned freight collect. To the extent reasonably practicable, replacement service by Anam or Amkor shall be made on an expedited, "courier", basis, to the extent practicable, not to exceed [ * ], from the date of return, at no additional expense to TI. Anam agrees to provide RMA as soon as reasonably possible, but not exceeding five (5) business days after return by TI.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

8.06 CUSTOMER CANCELLATION. Upon a cancellation of an order by a TI customer on the basis of which customer order TI ordered a lot in production hereunder, of a lot already in production at the Facility, TI shall have the right to cancel such lot; provided, however that TI shall pay Amkor an amount equal to the Wafer Termination Amount (as defined in Section 2.04.04).

                                   ARTICLE 9.0
                      WARRANTIES AND LIABILITY LIMITATIONS

9.01 PRODUCT WARRANTY. Anam warrants to TI that the TI Products as delivered to TI hereunder will conform to the relevant Specifications and shall be free from any defects in material or workmanship for a period of [ * ] from the date of delivery to TI (hereinafter, the "Warranty Period").

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

9.02 PRODUCT WARRANTY REMEDY.

         9.02.01 If, within the Warranty Period, any TI Products are in breach of the warranty set forth in Section 9.01, TI shall notify Anam promptly in writing of such breach, and Anam shall promptly, at TI's option, either (i) if Anam still has the capability to manufacture such TI Products, repair or replace such TI Products at no cost to TI or TI's customers, or (ii) credit to TI's account [ * ]. A Return Materials Authorization ("RMA") form previously issued by Anam must accompany any such returned TI Products. Such return shipment shall be made by TI, F.O.B. TI's shipping dock or such other shipping location as may be designated by TI.

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                                                                   REDACTED COPY


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

         9.02.02 If it is determined that a TI Product returned to Anam in accordance with the foregoing has not breached the warranty set forth in Section 9.01, TI shall reimburse Anam the costs incurred by Anam in connection with Anam's treatment of such TI Product as a product subject to Section 9.02.01, including the return of such TI Product and the testing thereof.

9.03 ANAM AND TI INDEMNITY.

         9.03.01 Anam will hold TI harmless from, and indemnify it against, all costs and damages, up to the total amount paid by TI to Amkor for a particular TI Product to which this indemnity relates, incurred by TI resulting from any claims made by third parties arising out of such TI Products manufactured by Anam, to the extent that such TI Product breached the warranty set forth in
                  Section 9.01, provided the liability for such claims is not due to any intentional misconduct or gross negligence by TI (including without limitation, that of any TI employee or agent).

         9.03.02 TI will hold Anam and Amkor harmless from, and indemnify them against, all costs and damages in excess of the total amount paid by TI to Anam or Amkor for a particular TI Product to which this indemnity relates, incurred by Anam or Amkor as a result of any claim against Anam or Amkor by any customer of TI with respect to such TI Product; provided, however, that in no case shall TI be obligated to hold Anam or Amkor harmless or indemnify Anam or Amkor against any claim arising out of the intentional misconduct or gross negligence of Anam or Amkor (including without limitation, that of any Anam or Amkor employee or agent).

9.04 SOLE WARRANTY.

         9.04.01  WITH RESPECT TO TI PRODUCTS, THE WARRANTY SET FORTH IN SECTION
                  9.01 STATES ANAM'S AND AMKOR'S SOLE WARRANTY, AND SECTION
                  9.02.01 STATE TI'S SOLE REMEDIES FOR THE BREACH OF SUCH WARRANTY.

         9.04.02 WITH RESPECT TO TI PRODUCTS, THE WARRANTIES IN THIS ARTICLE 9 ARE EXCLUSIVE AND STATED IN LIEU OF, AND ANAM AND AMKOR HEREBY DISCLAIM, ALL OTHER WARRANTIES, WHETHER EXPRESS, STATUTORY, OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND, EXCEPT AS PROVIDED IN SECTION 8 ("INDEMNITY BY ANAM") OF THE PHASE 2 TAA AND THE PHASE 3 TAA, NON-INFRINGEMENT. THE PARTIES NEITHER ASSUME NOR AUTHORIZE ANY OTHER PERSON TO ASSUME FOR THE PARTIES ANY OTHER LIABILITIES IN CONNECTION WITH THE

                                                                   REDACTED COPY


                  MANUFACTURE OR SALE OF SUCH PRODUCTS. THE WARRANTIES SHALL NOT APPLY TO ANY OF SUCH PRODUCTS WHICH HAVE BEEN REPAIRED OR ALTERED BY TI, EXCEPT AS AUTHORIZED BY ANAM, OR AMKOR, OR WHICH SHALL BE SUBJECTED TO MISUSE, NEGLIGENCE, ACCIDENT OR ABUSE BY TI OR ITS CUSTOMERS.

9.05 WARRANTY DISCLAIMER. ANAM AND AMKOR MAKE NO WARRANTY OR REPRESENTATION THAT THE TI PRODUCTS DELIVERED HEREUNDER ARE, OR WILL BE, SUITABLE FOR USE AS COMPONENTS IN LIFE SUPPORT DEVICES OR SYSTEMS OR ANY AVIATION, NUCLEAR, OR OTHER APPLICATION THAT PROTECTS, SUPPORTS, OR SUSTAINS LIFE, WHERE THE FAILURE OF SUCH COMPONENT TO PERFORM MAY RESULT IN SIGNIFICANT BODILY INJURY, CAUSE THE FAILURE OF, OR AFFECT THE SAFETY OR EFFECTIVENESS OF SUCH DEVICE, SYSTEM OR APPLICATION. NOTHING IN THIS SECTION 9.05 SHALL LIMIT THE WARRANTY UNDER SECTION 9.01.

9.06 LIABILITY LIMITATION. ANAM'S AND AMKOR'S TOTAL AGGREGATE LIABILITY TO TI ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING UNDER THIS ARTICLE, SHALL NOT EXCEED THE AGGREGATE AMOUNTS PAID BY TI TO AMKOR HEREUNDER.

EXCEPT FOR TI'S OBLIGATION TO PURCHASE AND PAY FOR TI PRODUCTS, TI'S TOTAL AGGREGATE LIABILITY TO ANAM AND AMKOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING UNDER THIS ARTICLE, SHALL NOT EXCEED THE AGGREGATE AMOUNTS PAID BY TI TO ANAM HEREUNDER.

IN NO EVENT SHALL ANY PARTY BE LIABLE FOR LOST PROFITS, COST OF PROCUREMENT OF SUBSTITUTE GOODS OR ANY OTHER SPECIAL, DIRECT, INDIRECT, RELIANCE, INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE.

THE FOREGOING LIMITATIONS SHALL APPLY REGARDLESS OF WHETHER THE PARTY AGAINST WHOM LIABILITY IS ASSERTED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

                                  ARTICLE 10.0
                      AMENDMENT OF CERTAIN PRIOR AGREEMENTS

The Parties agree that (i) Articles 5, 6, 7 and 8 and Sections 2.04 and 2.05 of the Phase 1 TAA, (ii) Sections III and IV of Annex A of the Phase 1 TAA, and
(iii) the Amendment to the Phase 1 TAA, dated September 29, 1997, each in their entirety, shall be of no further force or effect and shall be replaced and superseded by the terms and conditions of this Agreement. Except as stated in the foregoing, the Phase 1 TAA shall not be considered revised or amended in any way by this Agreement. The Amkor Marketing Agreement

                                                                   REDACTED COPY


dated as of August 1997 among TI, Anam and Amkor shall be of no further force and effect and shall be replaced and superseded by Section 10.01.02 of the Phase 3 TAA and Annexes B and C of the Phase 2 and Phase 3 TAAs.

                                  ARTICLE 11.0
                                      TERM

This Agreement shall be effective upon its execution by the Parties and shall continue in effect, with respect to Phase 1 Products, throughout the Term of the Phase 1 TAA, with respect to Phase 2 Products, throughout the Term of the Phase 2 TAA, and with respect to Phase 3 Products, throughout the Term of the Phase 3 TAA (as defined therein) and throughout the term of any other TAA between TI and Anam to the extent those Parties agree.

                                  ARTICLE 12.0
                                 CONFIDENTIALITY

This Agreement incorporates Article 10 of the Phase 2 TAA and Article 10 of the Phase 3 TAA in their entirety herein by reference, and such articles shall be considered as part of this Agreement so long as this Agreement is effective, provided, however, that nothing herein shall limit the survival of such obligations as set forth therein. Both Anam and Amkor expressly agree to be bound by Article 10 of the Phase 2 TAA and Article 10 of the Phase 3 TAA.

                                  ARTICLE 13.0
                       TERMINATION AND DISPUTE RESOLUTION

13.01 TERMINATION. Where the following grants to a Party the right to terminate this Agreement, such Party may exercise such right in accordance with this
Article 13. For the purpose of this Article 13, Anam and Amkor on the one hand, and TI on the other hand, shall each be considered a Party.

         13.01.01 Expiration or Termination of TAA. Unless extended, upon the expiration of the term or the termination of the last effective TAA, this Agreement shall terminate automatically but in accordance with any terms set forth in such TAA; or

         13.01.02 Mutual Agreement of the Parties. The Parties may mutually terminate this Agreement, in which event the future relationship of the Parties shall be determined by the Parties; or

         13.01.03 An Uncured Material Breach. Subject to Sections 13.02, 13.03 and 13.04 of this Agreement, a Party may terminate this Agreement, and at its option, any TAAs, in the event of an uncured material breach hereof by the other Party. A material breach includes without limitation a curable breach that is not cured in accordance with Section 13.03.

                                                                   REDACTED COPY


13.02 RESOLUTION OF DISPUTES. It is the intent of the Parties that any breach of this Agreement be resolved in an amicable manner, to the fullest extent possible, and that any such resolution be reasonable in light of the rights and obligations of the Parties. If any breach should arise which cannot be resolved by the personnel of each Party directly involved, the following procedures of Sections 13.03 through 13.04 inclusive shall apply in each of the circumstances described below.

13.03 CURE. If either Party (the "Breaching Party") shall at any time breach this Agreement, without any material causative fault on the part of the other Party (the "Non-Breaching Party"), by failing to perform any provision of this Agreement, the Non-Breaching Party may advise of its intention to terminate this Agreement by providing formal written notice of breach pursuant to Section 14.13 to the Breaching Party specifying the breach. Notice for purposes of the foregoing provided other than in strict accordance with Section 14.13 will not be effective. Notwithstanding the foregoing, this Agreement will not be terminable if: (i) the breach specified in the notice is remedied within the sixty (60) day period following receipt of the notice by the Breaching Party or
(ii) if the breach reasonably requires more than sixty (60) days to correct, the Breaching Party has, within thirty (30) days from receipt of the notice of breach, begun substantial corrective action to cure the breach and submitted a written remediation plan to the Non-Breaching Party pursuant to Section 14.13 providing a detailed explanation of the steps to be taken to cure the breach as quickly as practicable, the Breaching Party diligently pursues such corrective action, and such breach is actually cured within ninety (90) days following receipt of the notice of breach. If any breach is not cured within the time permitted, the Non-Breaching Party shall have the right to issue a notice of termination of this Agreement within 90 days of the expiration of the foregoing cure period by giving written notice thereof to the Breaching Party. The Non-Breaching Party shall state in its notice of termination whether it intends to exercise its option to terminate any TAAs. Upon the giving of such notice of termination this Agreement shall terminate in accordance with Section 13.06. The Party receiving notice shall have the right to cure any such breach up to the date of the notice of termination. In the event of a material breach, the Non-Breaching Party shall have the right to suspend further implementation or effectuation of its obligations under this Agreement affected by such breach, and shall not be obligated to resume such activities until such breach has been cured. This Section 13.03 shall run concurrently with the conciliation process set forth in Section 13.04 below.

13.04 CONCILIATION PROCESS. At any time during the Term, upon the occurrence of one or more breaches under this Agreement, the Non-breaching Party shall promptly deliver written notification to the alleged Breaching Party setting out in reasonable detail and in clear and concise language the good faith basis for and the specifics of such breach. Within the applicable cure period provided in
Section 13.03, either Party has the right to demand the following meetings:

         13.04.01 Upon fourteen (14) calendar days' notice, a meeting of the project coordinators for the purposes of, among other things:

                  (a) assessing the good faith basis for the claimed breach;

                                                                   REDACTED COPY


                  (b) defining, assessing and prioritizing the alternatives reasonably available to cure such breach or to correct the circumstances or situations that gave rise to such breach so as to make its reoccurrence unlikely; and

                  (c) adopting by unanimous vote, one or more curative or corrective courses of action.

         13.04.02 If, after meeting in accordance with Section 13.04.01, the project coordinators are unable to resolve the breach, a meeting of an advisory committee consisting of the Presidents of Amkor, Anam and the TI Executive Vice President responsible for the Semiconductor Group and two additional personnel of their choice, one of each from TI and Anam or Amkor for further attempts at resolution, upon fourteen (14) calendar days' notice.

         13.04.03 If, after meeting in accordance with Section 13.04.02, such advisory committee is unable to resolve the dispute, a meeting of the respective Chief Executive Officer of each of TI and Anam or Amkor for the purpose of attempting to resolve the breach, upon fourteen calendar days' notice.

13.05 REMEDIES, INJUNCTIVE AND OTHER EQUITABLE RELIEF. Upon the failure to cure a material breach by either Party of any provision of this Agreement, the Non-Breaching Party shall have the right to pursue all available remedies at law or in equity that it may elect, including but not limited to specific performance or injunctive relief, in order to obtain the benefits which have been provided pursuant to this Agreement and the TAAs, or to obtain adequate recourse or compensation in the event the same are not so provided.

13.06 TERMINATION PROCEDURE. Following the issuance of a notice of termination by the Non-Breaching Party in accordance with Section 13.03, the Parties shall promptly meet and establish, in good faith, a reasonable transition plan that will permit for a period not to exceed two years: (i) Anam, subject to the payment of royalties under any TAA (including Section 5.03.01 of the Phase 2 TAA and Section 5.03.01 of the Phase 3 TAA), to continue to use the technology provided to it under such TAA so that it will have the ability to continue in the foundry business using TI technology and at the same time transition to another process technology by the end of such period, and (ii) TI to continue to purchase TI Products from Amkor in the manner provided in this Agreement so that TI's supply of products will not be interrupted in such period while TI transitions to another source for such products. If during the transition period, Amkor or Anam repeatedly and materially fails to fulfill TI's reasonable requirements for TI Products, TI may terminate the transition period upon sixty days' notice.

13.07 FORCE MAJEURE.

         13.07.01 Should either Party be prevented from performing its contractual obligations under this Agreement due to the cause or causes of force

                                                                   REDACTED COPY


                  majeure such as new acts of war or aggression (declared or undeclared) by North Korea or other third country or economy, fire, storm, flood, typhoon or other severe weather conditions, earthquake, strike, student unrest, legal restraints, government or like interference, judicial action, accidental damage to equipment, as well as any other cause outside the control of that Party, that Party shall not be liable to the other Party for any delay or failure of performance caused by any of the above events. "Force majeure" shall include the failure to obtain such license(s) and other approvals, including export licenses, as are required by U.S. law or other applicable law for the equipment, software, technology and Products to be provided pursuant to the terms of this Agreement, except where such failure is due to a Party's breach of this Agreement.

         13.07.02 In addition to providing notice in the manner set out in
                  Section 14.13, the Party affected by Force Majeure shall notify the other Party of the occurrence of any of the events set out in Section 14.16.01 in writing by cable, telex, facsimile, or electronic mail within the shortest possible time.

         13.07.03 Should the delay caused by any of the above events continue for more than ninety (90) days, the Parties shall settle the problem of further performance of the Agreement through friendly negotiations as soon as possible with the objective of restructuring the relationship among them such that the effects of such delay are minimized. If the Parties cannot agree on a mutually acceptable solution within six (6) months of any Party request for such negotiations either Party may terminate this Agreement and any TAAs to the extent permitted by, and in accordance with, Section 13.06.

                                  ARTICLE 14.0
                                  MISCELLANEOUS

14.01 ANNEX. Annexes A, B and C of this Agreement are an integral part hereof. All amendments, supplements and alterations to this Agreement shall be made in written form and signed by the authorized representative of the Parties, and such shall thereafter form an integral part of this Agreement.

14.02 SEVERABILITY. In the event that any of the provisions of this Agreement, or portions thereof, or documents referenced herein are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby. If the purposes of this Agreement are substantially frustrated by any events contemplated by this Section 14.02, a Party may terminate this Agreement in the manner and as if the conditions of Section 13.01.02 existed.

14.03 CONFIDENTIALITY OF THIS AGREEMENT. No Party, without the prior written consent of the other, shall either issue or cause the issuance of a press release or public

                                                                   REDACTED COPY


announcement or disclose to any third party the contents of this Agreement or the transactions contemplated hereby. Under this requirement a Party shall be permitted to disclose, under confidentiality and use restrictions, such terms of this Agreement as are reasonably required to be disclosed in response to reasonable requests made by governmental authorities or potential investors or lenders not affiliated with any semiconductor developer or manufacturer in the ordinary course of seeking governmental approvals or for obtaining debt or equity financing, bank credit or the like.

         Notwithstanding the foregoing or anything to the contrary set forth in the TAAs, each party may disclose the existence of this Agreement and the general fact that the Parties have entered into a technology transfer agreement and this Agreement.

14.04 HEADINGS. The headings of the Articles and Sections of this Agreement are for reference purposes only and shall not be deemed to affect in any way the meaning or interpretation of the Articles to which they refer.

14.05 WAIVER. The failure on the part of any Party to exercise or enforce any rights conferred on it hereunder shall not be deemed to constitute a waiver of any rights nor operate to bar the exercise or enforcement of any rights at any time or at times thereafter.

14.06 FURTHER ACTIONS. The Parties agree to execute and deliver to each other all additional instruments, to provide all information, and to do or refrain from doing all further acts and things as may be necessary or as may be reasonably requested by any Party hereto, more fully to vest in, and to assure each Party of, all rights, powers, privileges, and remedies herein intended to be granted to or conferred upon such Party.

14.07 ASSIGNMENT. A Party shall not assign or delegate this Agreement or any right or duty under this Agreement or portion thereof (including an assignment or delegation by operation of law, other than in connection with a reincorporation) without the prior written consent of the other Parties. Notwithstanding the foregoing, TI may assign this Agreement or any obligation hereunder to any Subsidiary of TI upon written notice to Anam. In such event, TI shall guarantee such Subsidiary's performance of its obligations under this Agreement and such assignment obligation shall not release TI of any of its obligations hereunder. Notwithstanding the foregoing, Amkor and Anam may assign or delegate their rights and duties hereunder among themselves or to their respective Affiliates, provided that such assignment or delegation does not cause TI to incur any additional obligations or costs. In the event of such delegation or assignment, Amkor and Anam shall guarantee such Affiliate's performance of their obligations under this Agreement and such assignment obligation shall not release Amkor or Anam of any of their obligations hereunder. Amkor and Anam shall be jointly and severally liable for the obligations and liabilities of either of them under this Agreement. Any attempted assignment or delegation, other than the delegation expressly permitted in this Section 14.07, shall be null and void. It shall be deemed a breach under this Agreement by Anam and Amkor if Anam transfers any of the outstanding capital stock of AUSA without the prior written consent of TI.


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                                                                   REDACTED COPY


14.08 AMKOR-ANAM AGREEMENT. Amkor and Anam represent and warrant to TI that they will enter into and cause to remain in effect an agreement providing for, inter alia, Amkor and its Affiliates to sell all of Anam's wafer manufacturing capacity to third parties, including TI as contemplated by this Agreement.

14.09 NO THIRD PARTY BENEFICIARIES. Except as specifically set forth or referred to herein, nothing express or implied in this Agreement is intended to or shall be construed to confer upon or to give any person other than the Parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

14.10 ENGLISH. All correspondence of which any Party is a recipient or sender shall be in English. All documents which are issued in Korea pursuant to this Agreement shall be provided to TI in English translation.

14.11 INSURANCE. Anam shall obtain and maintain throughout the Term such kinds and amounts of insurance as are reasonable and customary in the trade, including but not limited to insurance covering product liability, theft, fire, worker's compensation, etc.

14.12 INTEGRATION. This Agreement supercedes in its entirety the Manufacturing and Purchase Agreement between the Parties dated January 1, 1998, and all previous amendments thereto. This Agreement, and the Phase 1 TAA Phase 2 TAA, and Phase 3 TAA contain the entire understanding and agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior oral and written understandings and agreements relating thereto, and may not be modified, discharged or terminated except by the written consent of the Parties. In the event of any conflict between this Agreement and either the Phase 1 TAA, the Phase 2 TAA, and the Phase 3 TAA, the terms of this Agreement shall prevail.

14.13 NOTICES. All notices, orders and other communications related to the operations and transactions contemplated by this Agreement shall be transmitted to the appropriate Party in the manner set forth in the sections governing such notices, orders or communications, or as otherwise may be agreed. Any formal communications pursuant to this Agreement, including without limitation notices under Article 13 shall be served on each Party in writing via facsimile transmission (confirmed by registered letter), registered letter, telex or prepaid cable to the following persons at the following addresses and fax numbers:

         if to TI:

                           Mr. Kevin Ritchie
                           13353 TI Boulevard,  M/S 344
                           Dallas, Texas  75243
                           Fax: 972 995-5086

         with a copy to:

                           General Counsel
                           7839 Churchill Way  M/S 3999


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                                                                   REDACTED COPY


                           Dallas, Texas  75251
                           Fax:  972 917-4418

         if to either Anam or Amkor, both to:

                           Dr. Kwang O. Park
                           222, Dodang-dong
                           Wonmi-gu, Buchon
                           Kyunggi-do, Korea 420-130
                           Fax:  032 683-8104

                           Dr. In Kil Hwang
                           222, Dodang-dong
                           Wonmi-gu, Buchon
                           Kyunggi-do, Korea 420-130
                           Fax:  032 683-8104

         and

                           Mr. Eric R. Larson
                           MK Plaza
                           720 Park Boulevard  #230
                           Boise, ID  83706
                           Fax:  208 345-8199

         with copies to:

                           Mr. Ki Chang Lee, Esq.
                           Hanol Law Offices
                           14th Floor, Oriental Chemical Building
                           50 Sokong-Dong, Chung-Ku
                           Seoul, Korea  100-718
                           Fax: 82 32 598 4888

         and

                           Kevin Heron, Esq.
                           General Counsel
                           Amkor Technology, Inc.
                           1345 Enterprise Drive
                           West Chester, Pa 19380
                           Fax:  610 431-7189

                           Selwyn B. Goldberg, Esq.
                           Wilson Sonsini Goodrich & Rosati
                           650 Page Mill Rd.
                           Palo Alto, Ca 94304
                           Fax:  650 496-4006

                                       30
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                                                                   REDACTED COPY



14.14 GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of Texas, U.S.A., as applicable to contracts made and fully performed in Texas. The United Nations Convention on the International Sales of Goods shall not apply to this Agreement or any transactions contemplated by this Agreement. Anam and Amkor hereby irrevocably consent to the jurisdiction of the courts of the State of Texas and of Federal courts of the U.S.A. located in the State of Texas.

14.15 REMEDIES. The Parties acknowledge that no specified remedies, such as liquidated damages, are provided for in this Agreement for breaches of several of the obligations hereunder, such as the minimum purchase, forecasting, manufacturing and cycle time performance obligations. The Parties agree to review each Party's historical performance hereunder from time to time during the Term and discuss the appropriateness of agreeing on specified remedies in light of such performance. The Parties contemplate that the first such review shall take place in or around October 1998. The absence of any specified remedies herein shall in no event limit either Party's rights in law or in equity for breaches by the other.

14.16 COUNTERPARTS. This Agreement may be executed in one or more counterparts, in English, each of which shall be enforceable by or against the Parties executing such counterparts, and all of which together shall constitute one instrument.

14.17 NO CONFLICTS. Each of Anam and Amkor hereby represent and warrant that the execution and performance of this Agreement and the Deferred Purchase Arrangements will not conflict with, constitute a default under or violate (i) any terms conditions or provisions of any of the organization or governance documents of either Anam or Amkor, (ii) any of the terms, conditions or provisions of any document, agreement or other instrument to which Anam and/or Amkor is a party or by which either of them are bound, (iii) any law or regulation binding upon Anam and/or Amkor, or (iv) any judgement, writ, injunction, decree order or ruling of any court or governmental authority binding on Anam and/or Amkor.

IN WITNESS WHEREOF, and intending to be legally bound hereby, TI, Anam and Amkor have caused their duly authorized representatives to execute this Agreement.

ANAM SEMICONDUCTOR, INC.                   TEXAS INSTRUMENTS INCORPORATED

By:                                        By:
    ------------------------------             ---------------------------------

Name:                                      Name:
      ----------------------------               -------------------------------

Title:                                     Title:
       ---------------------------                ------------------------------

Date:                                      Date:
      ----------------------------               -------------------------------


                                       31
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                                                                   REDACTED COPY


AMKOR TECHNOLOGY, INC.

By:
    ------------------------------

Name:
      ----------------------------

Title:
       ---------------------------

Date:
      ----------------------------



                                       32
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                                                                   REDACTED COPY


                                     ANNEX A

[ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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                                                                   REDACTED COPY
                                     ANNEX B
                      PERCENTAGE COMPLETION TABLE EXAMPLE:

[ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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
                                                                   REDACTED COPY


                                     ANNEX C

                                   C12 DEVICES

LC541
LC545
LC546
LC548
F452654
F452659



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